HOPP

Hopp is the ultimate social carpooling app and website that connects drivers who have empty seats with riders for their journey through common interests.

Invest

$99.20 minimum investment

Deadline July 13, 2021
in 2 months

Share Price
$0.80

Total Raised
$0

Valuation
$9,000,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

Matt Barnes



"If they had this when I went to UCLA, I would be going home every weekend, I'm honored to be part of Hopp."

Matt Barnes, All The Smoke and former NBA player.

INTRODUCTION

Hopp is the world's first road buddy finder. By matching verified drivers going somewhere with rated passengers through common interests, Hopp offers the user a trustworthy and social experience while saving money for everybody and reducing carbon footprint.

PROBLEM

According to statistics published by The Rideshare Company, the average American spends over 430 hours driving every year (around 18 days). In a single year, a passenger car emits around 10,000 pounds of carbon dioxide, 600 pounds of carbon monoxide and consumes around 550 gallons of gasoline. But wait, this is only about a single passenger car.

Cost-effective and convenient means of long distance (30 miles+) travel is largely unavailable in the US:

Cost for long distance travel is too high through hired driving services such as Uber, Lyft, taxis, and private drivers. For example, an Uber or Lyft ride from Santa Barbara to Los Angeles (about 90 miles) can cost between $170 and $200, which is cost prohibitive for most people.

- Public Transportation such as trains, buses, and subways are inconvenient or unavailable. For example, the train is the only public transportation option from San Francisco to Napa Valley and takes 3.5 hours, even though a ride in a car would only take 1.5 hours.
- No app exists that matches potential road buddies based on similar interests.
- People need to feel secure about who they are travelling with, and other platforms do not offer enough transparency.
- Too many cars on the road because of empty seats adds excess carbon footprints for individual travellers and contributes to air pollution and traffic.

> “44% (18 million people) of California residents live on 233 miles along the SoCal Coast, from Ventura to San Diego counties.”
>
> *- Professor Gary Griggs, UCSC*

SOLUTION


Namaste
Bonjour
Hello
Xin
Namaste

Solution

- Hopp is a secure and trusted web platform and app for both drivers’ and riders’ demands while matching potential road buddies based on similar interests, so people are available to socialize or network while travelling, creating new relationships.
- Hopp is far less expensive than traditional hired driver platforms and is faster and more convenient than trains, buses, or subways, as there are limited stops. For example, a Hopp trip from Santa Barbara to Los Angeles would cost each passenger between $17 and $31, depending on how many passengers are in the car.
- Hopp requires all drivers to have a current drivers license, registration, and insurance, and all users have a profile with visible ratings, reviews, and social media and website links.
- Hopp reduces the number of cars on the road by encouraging people to carpool, resulting in smaller carbon footprints for each traveller and reduced air pollution and traffic.
- Driving in the carpool lane on the freeway is a plus.

Solution



5:15
hopp
Antoine Allain
4.66 • 6 Reviews
Profile
Verify Your ID
Payment Method
Cars
Edit Interests
Settings
Ride Alerts
Drop A Heart
Support
Log Out
Need A Ride
Give A Ride
Home
My Rides
Messages
10:21
View Car
Make
Toyota
Model
Camry
License Plate Number
11aabbcc
Year
2012
Color
White
Number of seats available
3
Note : Add seat available count without considering Driver Seat
Car Registration
Verified
Insurance Card
Verified
Insurance Card Details
Name on insurance card
fabrice allain
10:26
Eve Mitchell
4.88 • 8 Reviews
Bio
SB Native. Loves nature and travel. Let's HOPP!
Social Media links
Facebook
https://www.facebook.com/evemitchell180
Instagram
https://www.instagram.com/sbpopcorngirl
Website
https://www.hippypop.com
Eve Mitchell Interests
Sports
Basketball, Beach VolleyBall, Boating, Cycling (Track, Road, Mountain, BMX), Fitness, Golf, Jogging, Kayaking, Padd...le Tennis...) ...view more

One user can be both a **driver** and a **rider**. Sections such as the basic driver's documents and social media accounts have a green check mark indicating we have verified them bringing a sense of trust to all Hopp users.



10:26
Preferences
Available seats
3
Women Only?
Men Only?
Pets Allowed?
Smoking Allowed?
Music?
Roof Rack?
Bike Rack?
Continue

Preferences

Users have the ability to travel with women only or men only giving them a sense of comfort and familiarity.

BUSINESS MODEL

We take a tiered platform fee of $2.99 to $6.99 from riders on each transaction depending on the distance they travel.

Drivers will be charged a small platform fee of $1 per ride.

MARKET


The Ridesharing Market was valued at USD 73.07 billion in 2020 and expected to reach USD 209.60 billion by 2026 and grow at a CAGR of 19.2% over the forecast period (2021-2026). The increase in demand for cost-saving and timesaving transport will drive the market. The increasing cost of vehicle ownership, the need for reducing traffic for environmental concern, and government regulations promoting ridesharing options are some of the major factors driving the adoption of ridesharing services across the world.
Ridesharing Market - Growth Rate by Region (2020-2025)
Regional Growth Rates
High
Mid
Low
Source: Mordor Intelligence
Market


In Billion
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
$209.60
$73.07
2020
2026
2020
2026
Market

With approximately 230 million drivers in the US, there is a huge untapped market of regular commuters and travelers that are potential HOPP users. Our first target market is California, and we plan to focus on daily commutes, sport associations and events, travelers, and music festivals [1].

There are an estimated 1,600,000 commuters that cross counties daily between Santa Barbara and San Diego.

- 76.4% (1,222,400 people) drive alone to their destinations
- 9.4% (150,400 people) already carpool

Market


1,600,000
Daily Commutes between Santa Barbara and San Diego.
2,650,000
Daily Commutes in Bay Area.
76.4%
Drive alone to their destinations.
9.4%
Already carpool.
32,000,000
People go to music festivals every year.
903
Average number of miles travelled to attend a music festival.

TEAM

Team


COO/Founder.
Antoine Allain
CEO/Co-Founder.
Fabrice Allain
CFO/Co-Founder.
Eve Mitchell
CTO/Partner.
Ratna Madeka
OCTOS
GLOBAL
Development Partner.
Octos Global Solutions
VP Business Dev./Partner.
Stephanie Haak
CSO/Partner.
Khalid Taylor
CMO/Partner.
Ray Young
Ambassador/Partner.
Matt Barnes

FOOTNOTES

[1] https://edd.ca.gov/

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Marketing	$555,569	51.9%
Payroll	$210,000	19.6%
Accounting	$40,000	3.7%
Liability repayment	$167,000	15.6%
Legal	$45,000	4.2%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in HOPP Technologies, Inc.. This offering must raise at least $10,000 by July 13, 2021 at 12:59am ET. If this offering doesn't reach its *target*, then your money will be refunded. HOPP may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

12,587,499 shares
× $0.80 per share

$10,069,999 implied valuation

PITCH DECK

HOPP

hopp.

Road Buddy Finder

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

May 10, 2021 • Primary offering of 1,337,499 shares at $0.80

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